Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-161991 of PositiveID Corporation (the “Company”) on Post-Effective Amendment No. 3 on Form S-3 to Form S-4 of our reports dated March 17, 2010, with respect to our audits of the consolidated financial statements of (i) the Company as of December 31, 2009 and 2008 and for the years then ended, which are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010 and (ii) Steel Vault Corporation as of September 30, 2009 and 2008 and for the years then ended, included in the Current Report on Form 8-K and filed with the Securities and Exchange Commission on March 19, 2010. We also consent to the reference to our firm under the heading “Experts” in the prospectus which is part of this Registration Statement.
/s/ Eisner LLP
March 31, 2010
New York, New York